Exhibit 99.1

XenoPort Reports First Quarter Financial Results

Announces Trade Name Solzira™ for XP13512

SANTA CLARA, Calif.--(BUSINESS WIRE)--XenoPort, Inc. (Nasdaq:XNPT) announced today its financial results for the first quarter ended March 31, 2008. Revenues for the quarter were $15.0 million, compared to $16.5 million for the same period in 2007. Net loss for the first quarter was $7.3 million, compared to a net loss of $3.3 million for the same period in 2007. At March 31, 2008, XenoPort had cash and cash equivalents and short-term investments of $144.6 million.

XenoPort Highlights

Since the start of the first quarter of 2008, XenoPort has:

  Reported positive results from the PIVOT RLS II (Patient Improvements in Vital Outcomes following Treatment for RLS) clinical trial, formerly designated as study XP053, a 12-week Phase 3 clinical trial of XP13512 as a potential treatment for moderate-to-severe primary restless legs syndrome, or RLS.
  Reported positive results from the PIVOT RLS Maintenance clinical trial, formerly designated as study XP060, a nine-month, maintenance of efficacy Phase 3 clinical trial of XP13512 as a potential treatment for moderate-to-severe primary RLS.
  Presented results at the 60th annual meeting of the American Academy of Neurology from the PIVOT RLS I clinical trial, formerly designated as study XP052, a 12-week Phase 3 clinical trial of XP13512 as a potential treatment for moderate-to-severe primary RLS.
  Reported positive results from a Phase 1 clinical trial of XP21279, which demonstrated that an oral dose of a prototype sustained-release formulation of XP21279 produced more extended exposure of L-Dopa compared to oral Sinemet dosed in the same healthy subjects. XP21279 was well-tolerated in this first trial in humans.
  Received a U.S. composition-of-matter patent for XP21279 (Patent no. US 7,342,131).
  Received a total of $33.0 million in milestone payments from GlaxoSmithKline, or GSK, including an $8.0 million payment received in the first quarter, related to achievements associated with the development of XP13512.
  Received a $1.0 million milestone payment in April from Xanodyne Pharmaceuticals, Inc., related to the achievement of a milestone associated with the XP21510 program.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We were very pleased to report in the first quarter the positive results from two Phase 3 pivotal trials of XP13512 as a potential treatment for RLS. We are now working closely with GSK to prepare the NDA for XP13512, which GSK expects to file in the third quarter. We believe that XP13512 has the potential to become the first approved non-dopaminergic treatment option for RLS sufferers.”

Dr. Barrett continued, “We were also pleased to report positive results from our first human trial of XP21279, which demonstrated good pharmacokinetics and tolerability when administered as a single dose. With additional formulation work ongoing, we believe we can commence trials in Parkinson’s disease patients in 2009.”

XenoPort First Quarter 2008 Financial Results

Revenues for the first quarter of 2008 were $15.0 million, compared to $16.5 million for the same period in 2007. The decrease in revenues for the first quarter of 2008 compared to the same period in 2007 was the result of a decrease in revenues recognized under the GSK and Astellas Pharma Inc. agreements, partially offset by the recognition of revenue under the Xanodyne agreement that was executed in October 2007.

Research and development expenses for the first quarter of 2008 were $18.6 million, compared to $17.1 million for the same period in 2007. The increase in research and development expenses was primarily due to increased development activities for XP19986, increased personnel costs resulting from increased headcount and increased non-cash stock-based compensation, as well as increased facilities costs, partially offset by decreased costs for the clinical development of XP13512.

General and administrative expenses were $5.6 million for the first quarter of 2008, compared to $4.4 million for the same period in 2007. The increase in the first quarter of 2008 compared to the same period in 2007 was primarily due to increased personnel and related costs resulting from an increase in headcount and increased non-cash stock-based compensation.

Net loss for the first quarter of 2008 was $7.3 million, compared to a net loss of $3.3 million for the same period in 2007. Basic and diluted net loss per share was $0.29 for the first quarter of 2008, compared to $0.14 for the same period in 2007.

Development Pipeline and Business Update

XenoPort also announced today that GSK has initiated three Phase 2 clinical trials in patients with neuropathic pain that are designed to evaluate XP13512 as a potential treatment for post-herpetic neuralgia, or PHN, and painful diabetic neuropathy. In addition, XenoPort reported that GSK plans to initiate a Phase 2b clinical trial studying XP13512 for migraine prophylaxis and a Phase 3b polysomnography study of XP13512 in RLS patients later this year.

XenoPort and GSK have selected the trademark Solzira for XP13512/GSK1838262 for the U.S. market. The trademark has been submitted to the FDA for review.

XenoPort also provided an update on the progress of its two Phase 2 clinical trials of XP19986 for the treatment of gastroesophageal reflux disease, or GERD, and spasticity. The company believes that it will report top-line results from the Phase 2 GERD clinical trial by the end of 2008. The Phase 2 spasticity clinical trial is expected to be completed in the first half of 2009.

XenoPort also announced today that in connection with its hiring of Vincent J. Angotti on May 1, 2008 as its Senior Vice President and Chief Commercialization Officer, Mr. Angotti was granted stock options to purchase 9,388 shares of the company’s common stock under the terms of the company’s 2005 Equity Incentive Plan, a new employee inducement stock award consisting of nonqualified stock options to purchase 140,612 shares of the company’s common stock and a new employee inducement stock award consisting of restricted stock units for 10,000 shares of the company’s common stock. The stock options have a per share exercise price of $42.59, the closing trading price of XenoPort's common stock on the Nasdaq Global Market on May 1, 2008. The stock options have a ten-year term and vest over four years, with 25% cliff vesting on the first anniversary of the May 1, 2008 grant date, and 1/48th of the shares subject to the options vesting monthly thereafter. The restricted stock units shall vest in four equal annual installments on each anniversary of the May 1, 2008 grant date. The inducement stock awards were granted outside of the company’s 2005 Equity Incentive Plan and approved by the independent members of the company’s board of directors in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers or 1-706-645-9291 for international callers. The reference number to enter the call and the replay of the call is 45107315.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body's natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. Its development and commercialization efforts are currently focused on potential treatments of central nervous system disorders. XP13512, XenoPort’s most advanced product candidate, has successfully completed three pivotal trials in its Phase 3 clinical program for the treatment of moderate-to-severe primary RLS, and has successfully completed a Phase 2a clinical trial for the management of PHN. XenoPort has also reported positive results from a Phase 2a clinical trial of its second product candidate, XP19986, in patients with GERD. XenoPort has also reported positive results from a Phase 1 clinical trial of its third product candidate, XP21279, which is being developed as a potential treatment for Parkinson’s disease.

To learn more about XenoPort, please visit the web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to XenoPort’s and GSK’s future clinical development of Solzira and the timing thereof; XenoPort’s future clinical development programs for XP19986 and XP21279 and the timing thereof; the release of additional clinical trial data and the timing thereof; the therapeutic and commercial potential of XP13512, XP19986 and XP21279; the suitability of XP19986 as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; the timing of future regulatory submissions, including the filing of a new drug application for Solzira for RLS with the U.S. Food and Drug Administration; and XenoPort’s and its partners’ future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “could,” “plans,” “expects,” “will,” “intends,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertain results of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials for XP13512, XP19986 and XenoPort’s or its partners’ ability to successfully conduct clinical trials for XP13512, XP19986 and XP21279 in the anticipated timeframes, or at all; the uncertainty of the FDA approval process and other regulatory requirements; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of its compounds. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 22, 2008. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a U.S. trademark of XenoPort, Inc.

Solzira is a U.S. trademark of GSK.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited)

	March 31,	December 31,
	2008	2007
	(In thousands)
Current assets:
Cash and cash equivalents	$49,022	$17,961
Short-term investments	95,554	142,180
Accounts receivable	1,232	1,392
Other current assets	2,832	2,682
Total current assets	148,640	164,215
Property and equipment, net	8,225	6,791
Long-term assets and other	1,985	1,871
Total assets	$158,850	$172,877
Current liabilities:
Current liabilities	$16,053	$25,354
Current borrowings	122	176
Total current liabilities	16,175	25,530
Other noncurrent liabilities	20,866	21,805
Noncurrent borrowings	—	5
Stockholders’ equity:
Common stock	25	25
Additional paid-in capital and other	305,149	301,575
Accumulated deficit	(183,365)	(176,063)
Total stockholders’ equity	121,809	125,537
Total liabilities and stockholders’ equity	$158,850	$172,877

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,

	2008	2007
	(In thousands, except per share amounts)

Revenues:
Collaboration revenue	$14,981	$16,539
Total revenues	14,981	16,539
Operating expenses:
Research and development[1]	18,559	17,089
General and administrative[1]	5,568	4,403
Total operating expenses	24,127	21,492
Loss from operations	(9,146)	(4,953)
Interest income	1,914	1,657
Interest and other expense	(70)	(53)
Net loss	(7,302)	(3,349)
Basic and diluted net loss per share	$(0.29)	$(0.14)
Shares used to compute basic and diluted net loss per share	25,056	24,567

[1] Includes employee non-cash amortization of deferred stock-based compensation as follows:

Research and development	1,704	1,269
General and administrative	1,327	851
	$3,031	$2,120

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com